Exhibit 1.01

CONFLICT MINERALS REPORT OF
ATRION CORPORATION
IN ACCORDANCE WITH RULE 13p-1
UNDER THE SECURITIES EXCHANGE ACT OF 1934
FOR THE YEAR ENDED
DECEMBER 31, 2013

I.    Introduction

This is the Conflict Minerals1 Report of Atrion Corporation (”we,” “our,” “us,” “Atrion,” or the “Company”) prepared for calendar year 2013 (except for conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 under the Act and Form SD and the reader is referred to those sources and also to Release No. 34-67716 (the “Adopting Release”) adopted by the Securities and Exchange Commission (the “SEC”) for such definitions.

In accordance with Rule 13p-1, we undertook efforts to determine whether the necessary conflict minerals in our products were sourced from a Covered Country. The Company designed its due diligence process in conformity with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas2 (“OECD Due Diligence Guidance”) and related Supplements.

The statements below are based on the due diligence activities performed to date and in good faith by Atrion and are based on the infrastructure and information available at the time of this filing. There are factors that could affect the accuracy of these statements. These factors include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules, and other matters.

II.   Company Overview

We develop and manufacture products primarily for medical applications, including products for fluid delivery, cardiovascular and ophthalmic applications, as well as products for other medical applications.  We also are the leading manufacturer of inflation systems and valves used in marine and aviation safety products.

III.   Design of Conflict Minerals Program

The Company designed its overall conflict minerals program based on the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold, specifically as it relates to our position in the minerals supply chain as a “downstream” company.

1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country.

2 OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. http://dx.doi.org/10.1787/9789264185050-en

Exhibit 1.01

Atrion’s implementation of the five step framework consisted of the following overarching steps which are discussed in further detail in Section IV.

Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5: Report annually on supply chain due diligence

We relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from smelters or refiners which may provide those minerals to companies within our supply chain. The Company, as a purchaser of component parts, is many steps removed from the mining of conflict minerals; the Company does not purchase raw ore or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries.

IV.    Reasonable Country of Origin Inquiry (“RCOI”) and Due Diligence Measures Performed by Atrion Corporation

The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

We implemented the following as part of our conflict minerals program:

a.
Conflict minerals team – Atrion established a conflict minerals team that included individuals from the appropriate business units and departments to ensure critical information, including the Company policy, reached relevant employees and suppliers.

b.
Conflict minerals policy – Atrion adopted and published a policy establishing the expectation that our suppliers will responsibly source products on a conflict-free basis. The policy can be found at http://atrioncorp.com/investor_relations/Investor_Relations.htm. The policy will be periodically reviewed and updated as needed.

c.
Supplier engagement – Atrion provided educational materials to our queried suppliers. Suppliers were provided information on the conflict minerals disclosure requirements as well as recommendations for developing, implementing, and documenting a conflict minerals compliance program.

d.	Records management – Atrion will maintain records relating to our conflict minerals program in accordance with the recommended record retention guidelines.

Step 2: Identify and assess risks in the supply chain

We performed the following steps as part of our risk assessment process:

a.
Identified products in scope – Our conflict minerals team reviewed the component parts purchased from our suppliers to determine those that should be deemed in-scope as described by the Adopting Release.

b.
Conducted a RCOI – Atrion utilized the industry-developed EICC-GeSI Conflict Minerals Reporting Template (“CMRT”) to query our suppliers for conflict minerals information. We evaluated the responses from the CMRTs and other documents submitted by our suppliers to determine our reporting obligation based on this RCOI.

c.	Completed additional follow-up – Atrion contacted direct suppliers that did not respond to our request for conflict minerals information by the requested date.
d.
Validated and evaluated supplier responses – Atrion applied an established risk rating criteria to the completed CMRTs to validate and evaluate suppliers’ responses. The ratings were used to design and implement a risk management plan to respond to the identified risks. In addition, Atrion compared the smelters/processors identified by its direct suppliers against the list of facilities published by the Conflict-Free Smelter Program.

Exhibit 1.01

Step 3: Design and implement a strategy to respond to identified risks

We performed the following steps as part of our risk management plan:

a.
Designed and implemented a plan – Atrion used established criteria to risk rate suppliers based on the responses provided within their completed CMRTs as well as any additional documentation furnished to support those responses. The resulting risk ratings will be used to develop specific strategies, including additional supplier outreach and education, that will address the identified risks.

b.
Validated smelters – Atrion and many of its suppliers are still in the data collection process as it relates to identifying a complete list of smelters and/or processors.  As this is completed as part of the risk mitigation process, we plan to compare the list of smelters and/or processors collected from suppliers to the conflict-free smelter lists published by the Conflict-Free Sourcing Initiative (“CFSI”). As Atrion identifies suppliers with smelters and/or processors that are not on CFSI’s published lists we plan to initiate a request that those suppliers adjust their supply chain to include those smelters that are on the CFSI’s published lists.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

Atrion is relying on the CFSI’s published lists to verify the conflict-free status of smelters/processors that source from Covered Countries.

Step 5: Report annually on supply chain due diligence

In accordance with Rule 13p-1, this Conflict Minerals Report has been filed with the SEC and is available on our website at http://atrioncorp.com/investor_relations/Investor_Relations.htm.

V.   Product Determination

On the basis of the measures described above, the Company has determined that our products manufactured as of December 31, 2013 for which conflict minerals are necessary to the functionality and production are DRC conflict undeterminable.  The Company made this determination because we do not have sufficient information from suppliers or other sources regarding all of the smelters or refiners that processed the necessary conflict minerals to conclude whether the conflict minerals originated in Covered Countries and, if so, whether the conflict minerals were from recycled or scrap sources or were or were not from other conflict-free sources.

VI.   Product Description

Products - The products subject to this report are:
Our MPS and ACTester electronic console products sold by our Quest Medical, Inc. subsidiary, as well as Inflation Products sold by our Halkey Roberts, Inc. subsidiary.  In addition, the QL® Inflation Devices and NeedleVISE® products sold by our Atrion Medical Products, Inc. subsidiary are subject to this report. These products are all DRC conflict undeterminable.

Processing Facilities – Based on the input received from our suppliers, the following facilities may have been used as part of the process of supplying components or materials used in our products and are considered to be DRC conflict undeterminable.

Mineral	Standard Smelter Name	Smelter Facility Location
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	Caridad	MEXICO
Gold	Cendres & Métaux SA	SWITZERLAND
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Japan Mint	JAPAN

Exhibit 1.01

Gold	Jiangxi Copper Company Limited	CHINA
Gold	Kazzinc Ltd	KAZAKHSTAN
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	Sabin Metal Corp.	UNITED STATES
Gold	SAMWON METALS Corp.	REPUBLIC OF KOREA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	The Great Wall Gold and Silver Refinery of China	CHINA
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Torecom	REPUBLIC OF KOREA
Gold	Yokohama Precious Metal Co., Ltd.	JAPAN
Gold	Zijin Mining Group Co. Ltd	CHINA
Tin	China Tin Group Co, Ltd	CHINA
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA
Tin	Cooper Santa	BRAZIL
Tin	PT Prima Timah Utama	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Zi-Li	CHINA
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA
Tin	Jiangxi Nanshan	CHINA
Tin	Kai Unita Trade Limited Liability Company	CHINA
Tin	Linwu Xianggui Smelter Co	CHINA
Tin	Metallo Chimique	BELGIUM
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	USA
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Exhibit 1.01

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	HC Starck GmbH	CHINA GERMANY VIETNAM
Tungsten	Hunan Chenzhou Mining Group Co	CHINA
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHINA
Tungsten	Japan New Metals Co Ltd	JAPAN
Tungsten	Kennametal Fallon	USA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd	CHINA
All	67 Facilities on the CFSI conflict free list

Exhibit 1.01

VII.    Steps to Improve Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. We will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. New suppliers will be reviewed for conflict minerals conformance during initial business reviews. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, the Company will undertake the following steps during the next compliance period to improve the due diligence conducted and to further mitigate the risk that the necessary conflict minerals do not benefit armed groups, including:

●	Continue to collect responses from suppliers using the CMRT.
●	Monitor and track performance of risk mitigation efforts.
●	Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the CFSI.
●	Inform and encourage suppliers to transition to smelters identified by the due diligence process as “conflict-free” by an independent audit program, such as the CFSI.
●	Continue to allow verified conflict-free material from the region to enter our supply chain.

VIII.    Independent Private Sector Audit

Not required for calendar year 2013.